                                                                     EXHIBIT 2.1


                                                                  Execution Copy



                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                      CORD COMMUNICATIONS, INCORPORATED,
                             CORD ACQUISITION CO.,
                                MARK BUECHLEY,
                                SETH BUECHLEY,
                                   MARK REED

                                      AND

                             WESTOWER CORPORATION

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
ARTICLE 1. THE MERGER................................................ 1
     1.1   Merger.................................................... 1
     1.2   Articles of Incorporation................................. 2
     1.3   Bylaws.................................................... 2
     1.4   Directors and Officers.................................... 2

ARTICLE 2. CONVERSION AND EXCHANGE OF STOCK.......................... 2
     2.1   Merger Terms.............................................. 2
     2.2   Stock Portion of Merger Consideration..................... 2
     2.3   Earnout................................................... 3
     2.4   Closing................................................... 4

ARTICLE 3. DEFAULT................................................... 5
     3.1   Default at Closing........................................ 5

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF CORD AND THE
           CORD STOCKHOLDERS......................................... 5
     4.1   Organization Standing and Qualification................... 5
     4.2   Capitalization............................................ 6
     4.3   Stock Ownership........................................... 6
     4.4   No Subsidiaries, Partnerships or Joint Ventures........... 6
     4.5   Financial Statements, etc................................. 6
     4.6   Title to Properties....................................... 7
     4.7   Tax Matters............................................... 7
     4.8   Litigation and Labor Matters.............................. 8
     4.9   Insurance................................................. 8
     4.10  Patents, Trademarks, and Copyrights....................... 9
     4.11  Contracts and Commitments................................. 9
     4.12  Absence of Undisclosed Liabilities........................10
     4.13  Absence of Default........................................11
     4.14  Existing Condition........................................11
     4.15  Validity of Contemplated Transactions.....................11
     4.16  Restrictions..............................................11
     4.17  Compliance with Laws......................................11
     4.18  Disclosure................................................12
     4.19  Transactions with Affiliates..............................12
     4.20  Bank Accounts and Officers................................12
     4.21  Environmental Liabilities.................................12
     4.22  CORD's Employees..........................................13

                                      (i)

     4.23  Employee Benefit Plans....................................14
     4.24  Investment Representations................................15
     4.25  Information Related to Westower...........................16

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF WESTOWER
           AND SUB...................................................16
     5.1   Organization, Good Standing and Authority.................16
     5.2   Financial Statements......................................16
     5.3   Validity of Contemplated Transaction......................16
     5.4   Material Changes..........................................17
     5.5   Disclosure................................................17

ARTICLE 6. COVENANTS.................................................17
     6.1   Conduct of Business Pending Closing.......................17
     6.2   Business in the Ordinary Course...........................17
     6.3   Accounting and Credit Changes.............................17
     6.4   Capitalization, Options and Dividends.....................17
     6.5   Encumbrance of Assets.....................................17
     6.6   Employment Agreements.....................................17
     6.7   Real Property Acquisitions, Dispositions and Leases.......18
     6.8   Litigation During Interim Period..........................18
     6.9   Access....................................................18
     6.10  Good Will.................................................18
     6.11  Exclusive Rights to Westower..............................18

ARTICLE 7. POST-CLOSING COVENANTS....................................18
     7.1   Benefit Plans.............................................18
     7.2   Bonuses...................................................19
     7.3   Personal Guarantees.......................................19
     7.4   Board Position............................................19
     7.5   Continuing Independence...................................20
     7.6   Registration Rights.......................................20
     7.7   Employment  Agreements....................................20
     7.8   Covenant Not to Compete...................................21
     7.9   Authorized Capital Stock of Westower......................22
ARTICLE 8. INDEMNIFICATION...........................................22
     8.1   Indemnification by Buechley Stockholders..................22
     8.2   Indemnification by Westower and Sub.......................23
     8.3   Indemnification Procedure.................................23

                                     (ii)

ARTICLE 9.  CONDITIONS PRECEDENT TO WESTOWER'S AND SUB'S
            OBLIGATIONS...............................................24
     9.1    Representations and Warranties............................24
     9.2    Compliance with Agreements................................24
     9.3    Opinion of Counsel........................................24
     9.4    Material Damage...........................................25
     9.5    Employment Agreements.....................................25

ARTICLE 10. CONDITIONS PRECEDENT TO CORD STOCKHOLDERS' OBLIGATIONS....25
     10.1   Representations and Warranties............................25
     10.2   Compliance with Agreements................................26
     10.3   Material Damage...........................................26
     10.4   Employment Agreements.....................................26

ARTICLE 11. MISCELLANEOUS.............................................26
     11.1   Broker and Finder's Fees..................................26
     11.2   Survival of Representations and Warranties................26
     11.3   Expenses..................................................27
     11.4   Announcements.............................................27
     11.5   Further Actions and Assurances............................27
     11.6   Counterparts..............................................27
     11.7   Contents of Agreement; Parties in Interest................27
     11.8   Washington Law to Govern..................................27
     11.9   Section Headings and Gender...............................27
     11.10  Schedules.................................................27
     11.11  Notices...................................................27
     11.12  Confidential Information..................................28

                                     (iii)

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is entered as of the 31st day of August, 1998 by and among CORD COMMUNICATIONS INCORPORATED, a California corporation ("CORD"), MARK BUECHLEY and SETH BUECHLEY (the "Buechley Stockholders"), being the owners of all the issued and outstanding shares of capital stock of CORD, MARK REED ("Reed" and together with Mark Buechley and Seth Buechley, the "CORD Stockholders"), CORD ACQUISITION CO., a Washington corporation ("Sub"), and WESTOWER CORPORATION, a Washington corporation ("Westower").

                                   RECITALS:
                                   --------

     A. Mark Buechley owns 582 shares of common stock of CORD, Seth Buechley owns 291 shares of common stock of CORD, and Reed will, as of Closing, own 22.38 shares of common stock of CORD, the aggregate amount of such stock being sometimes referred to as the "CORD Stock."

     B. Sub is a wholly owned subsidiary of Westower. The CORD Stockholders desire to cause CORD to merge with and into Sub and thereby convert all of the CORD Stock owned by them into cash and shares of common stock, $.01 par value, of Westower (the "Westower Stock"), upon and subject to the terms and conditions hereinafter set forth.

     C. CORD, Sub and Westower intend the merger to be a reorganization within the meaning of Internal Revenue Code (S) 368(a).

                                  AGREEMENTS
                                  ----------

     NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations and agreements herein contained, it is hereby covenanted and agreed by and among the parties that they shall carry out and consummate the following Agreement and Plan of Merger (the "Agreement"):

                                  ARTICLE 1.

                                  THE MERGER

      1.1 Merger. Upon the filing of Articles of Merger with the appropriate filing offices in the States of California and Washington, in the form attached to this Agreement as Exhibit 1.1, CORD shall be merged with and into Sub (the "Merger"), the separate existence of CORD shall cease, and Sub shall survive as a corporation under the name "CORD Communications, Inc.," organized under and governed by the laws of the State of Washington. From that time, Sub shall possess all the rights, privileges, immunities, and franchises of each of CORD and Sub, all property belonging to CORD shall be transferred to and vested in Sub without further act or deed; Sub shall be responsible for all liabilities of each of CORD and Sub, all in the manner and with the effect set forth in California General Corporation Law (S)(S)1108 et seq. and RCW (S)(S) 23B.11, et seq.

      1.2 ARTICLES OF INCORPORATION. The Articles of Incorporation of Sub in effect immediately prior to the Merger shall be amended to change the name of the corporation in Article 1 thereof to "Cord Communications, Inc.," and, as so amended, shall be the Articles of Incorporation of the surviving corporation until amended in accordance with applicable law.

      1.3 BYLAWS. The Bylaws of Sub in effect immediately prior to the Merger shall be the Bylaws of the surviving corporation until amended in accordance with applicable law.

      1.4 DIRECTORS AND OFFICERS. The Board of Directors of the surviving corporation shall initially consist of Seth Buechley, Mark Buechley, Mike McWhirter, Calvin J. Payne, S. Roy Jeffrey, Peter Lucas and Mike Carr, who shall hold office in each case until their successors are elected and qualified. The initial officers of the surviving corporation shall be:

               Mark Buechley    President
               Seth Buechley    Vice President
               Peter Lucas      Vice President, Treasurer and
                                Secretary

Each officer shall hold office in accordance with the Bylaws of the surviving corporation.

                                  ARTICLE 2.

                       CONVERSION AND EXCHANGE OF STOCK

      2.1 MERGER TERMS. In the Merger, each outstanding share of CORD Stock shall be converted into and become the right to receive: (a) $5,584.22 in cash; plus (b) 242.79 shares of Westower Stock; plus (c) up to 388.47 shares of Westower Stock pursuant to the terms of the earnout formula contained in Section
2.3 of this Agreement (collectively, the "Merger Consideration").

      2.2 STOCK PORTION OF MERGER CONSIDERATION. For purposes of calculating the number of shares of Westower Stock to be delivered for each share of CORD Stock, the Westower Stock has been valued at $23.00 per share, which was the price on the date the terms of the Merger were agreed to by the parties. No fractional shares of Westower Stock will be issued. The number of shares to be issued to any CORD Stockholder will be rounded downward to the nearest whole share and cash will be paid in lieu of any fraction at the rate of $23.00 per share.

      2.3 Earnout.

     (a) Within 15 days after EBITDA (hereinafter defined) is determined, Sub and Westower shall deliver to the CORD Stockholders the portion of the Merger Consideration deliverable pursuant to Section 2.1(c) (the "Earnout"). The Earnout shall be, for each share of CORD Stock, a number of shares of Westower Stock equal to the product of .00025902 multiplied by EBITDA for the period from September 1, 1998 through August 31, 1999 (the "Earnout Period"), subject to the limitation that in no event shall the Earnout for each share of CORD Stock exceed
          388.47 shares of Westower Stock; provided, however, that in the event
                                           --------  -------
          that the authorized number of shares of Westower Stock is not increased as contemplated by Section 7.9 hereof, Westower may at its option replace up to 194.23 shares of Westower Stock with cash at the rate of $23.00 per share of Westower Stock. The term "EBITDA" shall mean the net income of CORD (for the portion of the Earnout Period prior to the Merger) and Sub (for the portion of the Earnout Period after the Merger), determined in accordance with generally accepted accounting principles, as utilized by CORD for its fiscal year ended June 30, 1998, consistently applied, plus, to the extent deducted in determining net income, interest, income taxes, depreciation and amortization. In addition, for purposes of this Agreement, (i) EBITDA of the Sub shall be computed without giving effect to the Merger and any accounting adjustments caused thereby and any expenses as a result of the Merger will be excluded (including audit expenses to the extent increased above normal audit expenses); (ii) EBITDA shall not be reduced by bonuses paid to Sub employees as set forth in Section 7.2 hereof; (iii) EBITDA shall not be reduced for severance payments made by CORD or Sub to Reed pursuant to Reed's post-Closing severance agreement as set forth in Disclosure Schedule 4.14; (iv) EBITDA shall not be reduced by Westower for overhead costs attributable to Westower incurred by Sub; (v) all transactions between CORD and Sub and Westower and its subsidiaries and affiliates shall be adjusted to an arm's-length price for sales or leases of property or provision of services to the extent that the price paid is less than the price that would otherwise be charged by or to CORD in a transaction with an independent third party; and (vi) extraordinary and nonrecurring gains (including tax refunds) and extraordinary and nonrecurring losses not related to operations shall be excluded; provided that gains and losses from projects of the nature associated with CORD's core business shall not be considered nonrecurring.

     (b) Westower will determine the Earnout within forty-five (45) days following the last day of the Earnout Period and deliver prompt notice of such amount to the CORD Stockholders (the "Earnout Notice") with supporting documentation. The CORD Stockholders shall have the right to inspect, audit and make extracts from all of the records, files and books of account of Westower relating to the Earnout for purposes of verifying the amount of the Earnout at reasonable times during business hours, upon advance notice to Westower.

     (c) The CORD Stockholders shall have thirty (30) days from the receipt of the Earnout Notice to notify Westower if they dispute the amount of the Earnout. If Westower has not received notice of any such dispute within such 30-day period, the Earnout shall be final. If, however, CORD Stockholders have delivered notice of such a dispute to Westower within such 30-day period, then Westower's independent accountants shall select a mutually agreeable partner at an independent accounting firm that has not represented any of the parties hereto within a period of two (2) years and is one of the five largest accounting firms in the United States (the "New Accounting Firm") to review the Earnout, the books of Sub and the Earnout Notice to determine the amount, if any, that the Earnout is in error. The New Accounting Firm shall make its determination of the Earnout (the "Revised Earnout") within thirty (30) days of its selection. The Revised Earnout shall be final and binding on the parties hereto, and, upon such determination, the Earnout shall be adjusted accordingly. The costs of the New Accounting Firm shall be borne by Westower if the Revised Earnout is higher than the Earnout as originally calculated and by the CORD Stockholders in all other cases.

     (d) If, on or prior to the date the Earnout is paid, Westower should split or combine the Westower Stock, or pay a stock dividend or other stock distribution in Westower Stock or any other security, or otherwise change the Westower Stock into other securities, or make any dividend or distribution on the Westower Stock, then the number of shares of Westower Stock issuable as payment of the Earnout will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

     (e) All actions and determinations by the CORD Stockholders with respect to the Earnout shall be taken and made by Mark Buechley as representative of the CORD Stockholders, or, in the event of his death or disability, Seth Buechley.

      2.4 CLOSING. The closing (the "Closing") of the Merger shall take place at the offices of Morgan, Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, Pennsylvania 19103 at 2:00 p.m. on August 31, 1998 (the "Closing Date"). At the Closing, the CORD Stockholders shall deliver, (i) free and clear of all liens and encumbrances, claims and other charges thereon of every kind, the certificate(s) for the shares of CORD Stock in negotiable form, duly endorsed in blank or with separate stock transfer powers attached; (ii) signed Employment Agreements, as described in Section 7.7 of this Agreement; (iii) a signed Registration Rights Agreement, as described in Section 7.6 of this Agreement; (iv) the signed Articles of Merger, as described in Section 1.1 of this Agreement; and (v) the other deliveries required by this Agreement. At Closing, Westower shall deliver (i) the cash portion of the Merger Consideration, in immediately available funds; (ii) the number of shares of Westower Stock determined under Section 2.2 of this Agreement, free and clear of all liens and encumbrances, claims and charges thereon of every kind, represented by certificates or an irrevocable direction to Westower's transfer agent to deliver such shares; (iii) a signed Registration Rights Agreement, as described in Section 7.6 of this Agreement; (iv) signed

Employment Agreements, as described in Section 7.7 of this Agreement; (v) the signed Articles of Merger, as described in Section 1.1 of this Agreement; and
(vi) the other deliveries required by this Agreement. If certificates for the Westower Stock are not delivered at Closing, certificates shall be delivered to the CORD Stockholders as soon as they are made available by Westower's transfer agent.

                                  ARTICLE 3.

                                    DEFAULT

      3.1 DEFAULT AT CLOSING. If CORD or any of the CORD Stockholders, on one hand, or Westower and Sub, on the other hand, fails or refuses to consummate the transactions described in this Agreement, the other at its option, may refuse to complete the transaction and thereby terminate all of its obligations hereunder. Such refusal shall not limit any remedies available to the parties for breach of this Agreement.

                                  ARTICLE 4.

                        REPRESENTATIONS AND WARRANTIES
                       OF CORD AND THE CORD STOCKHOLDERS

      To induce Westower and Sub to enter into this Agreement and consummate the transactions contemplated hereby, CORD and each of the Buechley Stockholders, jointly and severally, and, with respect to Sections 4.3, 4.15, 4.24 and 4.25 as they apply to Reed, Reed represent and warrant to Westower that, except as set forth in the Schedules, the statements contained in this Article 4 are true and complete:

      4.1 ORGANIZATION STANDING AND QUALIFICATION. CORD is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to perform its business as presently conducted and to own and lease the properties used in connection therewith. A complete and correct copy of the Articles of Incorporation and all amendments thereto of CORD certified by the Secretary of State of California and a complete and correct copy of its Bylaws and all amendments thereto, certified by its Secretary, have been delivered to Westower at least 5 days prior to the date hereof. CORD is duly qualified to do business and is in good standing to do business as a foreign corporation in [list], which
                                                                    ----
constitute all jurisdictions in which the failure to so qualify would have a material adverse effect on CORD's business or the ownership of its property.

      4.2 CAPITALIZATION. The total authorized capital stock of CORD consists of 1,000,000 shares of common stock, $1.00 par value. As of Closing, 895.38 shares of common stock will be issued and outstanding, all of which will be validly issued, fully paid and non-assessable. There are no shares of preferred stock outstanding.

      4.3 STOCK OWNERSHIP. The CORD Stockholders will be, as of Closing, the lawful owners of record and beneficially of the number of shares of CORD Stock set forth in Recital A of this Agreement, free and clear of all liens and encumbrances, claims and charges of every kind.

      4.4 NO SUBSIDIARIES, PARTNERSHIPS OR JOINT VENTURES. CORD owns no equity interest in any corporation, joint venture, partnership or other entity.

      4.5 FINANCIAL STATEMENTS, ETC.

     (a) Financial Statements. CORD has delivered to Westower copies of the following financial statements:

          (i) Balance sheets. Balance sheets of CORD as of June 30, 1998 (unaudited), June 30, 1997 (audited by Moss Adams LLP) and June 30, 1996 (unaudited), which balance sheets together with any notes to the financial statements present fairly the financial condition and assets and liabilities of CORD as of their respective dates in accordance with generally accepted accounting principles consistently applied except as may be otherwise disclosed therein. The balance sheet as of June 30, 1998 is hereinafter referred to as the " 1998 Balance Sheet."

         (ii) Statements of Income, etc. A statement of income of CORD for the fiscal year ended June 30, 1998 (unaudited) and statements of income, changes in stockholders' equity and cash flows of CORD for the fiscal years ended June 30, 1997 (audited by Moss Adams LLP) and June 30, 1996 (unaudited), which statements, together with any notes to the respective statements of income present fairly the income, changes in stockholders' equity and cash flows of CORD for the said periods in accordance with generally accepted accounting principles consistently applied except as may be otherwise disclosed therein.

     (b) Accounts Receivable. The accounts receivable of CORD as set forth on the 1998 Balance Sheet and all accounts receivable arising subsequent to June 30, 1998 did and will arise in the ordinary course of business and represent bona fide obligations of the persons or entities from whom they are due.

     (c) Other Assets. The prepaid expenses and other unused assets of CORD as shown on the 1998 Balance Sheet or arising thereafter prior to Closing represent amounts which will benefit CORD in future periods. All material tangible assets owned and used by CORD in its future operations were reflected in the 1998 Balance Sheet.

     (d) Fixed Assets. The fixed assets of CORD are stated at cost in the 1998 Balance Sheet. The reserves for depreciation and amortization provided against these assets have been established in accordance with the notes to the financial statements and are adequate to reduce any idle fixed assets to net realizable value.

      4.6 TITLE TO PROPERTIES. CORD has good and marketable title to all of its properties and assets reflected in the 1998 Balance Sheet (except properties and assets sold or otherwise disposed of since June 30, 1998 in the normal and ordinary course of business), free and clear of all mortgages, liens, pledges, charges or other encumbrances of any nature whatsoever; except (i) any mortgages, liens, pledges, charges or other encumbrances disclosed in the 1998 Balance Sheet; (ii) liens for current taxes not yet due and payable, or (iii) encumbrances disclosed in Schedule 4.6. All equipment owned or used by CORD is, with minor exceptions, in good operating repair.

      4.7 TAX MATTERS.  Except as set forth in the attached Schedule 4.7:

     (a) CORD has filed all Tax Returns (as hereinafter defined) that it was required to file. All such Tax Returns were correct and complete. All Taxes (as hereinafter defined) owed by CORD (whether or not shown on any Tax Return) have been paid or properly accrued. CORD is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where CORD does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of CORD that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) CORD has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other third party.

     (c) There is no dispute or claim concerning any Tax Liability of CORD either (1) claimed or raised by any authority in writing or (2) as to which any CORD Stockholder or any employee responsible for Tax matters of CORD has knowledge. No Tax Returns filed with respect to CORD have been audited or currently are the subject of audit. CORD has delivered to Westower correct and complete copies of all federal and state income Tax Returns filed by CORD since June 30, 1995 and all related examination reports and statements of deficiencies, if any.

     (d) CORD has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) The unpaid Taxes of CORD did not, as of June 30, 1998, exceed the reserve for Tax liability set forth on the face of the 1998 Balance Sheet.

     (f) For purposes of this Agreement, "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     (g) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      4.8 LITIGATION AND LABOR MATTERS. Except as provided for and disclosed in the 1998 Balance Sheet or disclosed in Schedule 4.8 hereto:

     (a) There is no litigation, proceeding or governmental investigation pending or, to the knowledge of the Buechley Stockholders, threatened against CORD, its properties or its business;

     (b) CORD is not in default with respect to any order, writ, injunction or decree of any court or federal state, municipal or governmental department, commission, board, bureau, agency or instrumentality;

     (c) CORD has not committed, and neither the Buechley Stockholders nor CORD have received any notice of or claim that CORD has committed any unfair labor practice under applicable federal or state law; and

     (d) To the knowledge of the Buechley Stockholders, there are no facts that could furnish the basis for a valid claim that could be brought against CORD in litigation or arbitration.

      4.9 INSURANCE. CORD is insured under various policies of fire, liability and other forms of insurance, as set forth in Schedule 4.9 hereto, which policies are valid and enforceable in accordance with their terms and, in the opinion of the Buechley Stockholders, provide adequate insurance for the business of CORD and its assets and properties. Such policies or substantially equivalent policies have been effect for at least five years. CORD shall continue to carry such policies or similar policies during the pendency of this Agreement. Any outstanding claims under such policies are described in Schedule
4.9 hereto. There is no liability for retrospective insurance premium adjustments for any period prior to the date hereof.

     4.10 PATENTS, TRADEMARKS, AND COPYRIGHTS. Schedule 4.10 attached hereto sets forth all patents, patent applications, registered trademarks, registered service marks, trademarks and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications, owned or filed by CORD or in which CORD has an interest and the nature of such interest. No other patent, trademark, service mark, copyright or license is necessary to permit the business of CORD to be conducted as it is now conducted. No person, firm or corporation has any proprietary, financial or other interest in any such patents, patent applications, registered trademarks, registered service marks, trademarks and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications, and there are no violations by others of any rights of CORD thereunder. To the knowledge of the Buechley Stockholders, CORD is not infringing on any patent, trademark, or service mark, or copyright or otherwise violating the rights, of any third party, and no proceedings have been instituted or are pending, or to the knowledge of the CORD Stockholders are threatened, and no claim has been received by CORD, alleging any such violation. CORD is not a party to or bound by any license agreement requiring the payment by CORD of any royalty payment, except as set forth in
Schedule 4.11 hereto.

     4.11 CONTRACTS AND COMMITMENTS.  Except as listed and identified in
Schedule 4.11 hereto or contemplated by this Agreement, CORD is not a party to any written or oral:

     (a) contract or commitment with any person or former director or employee or consultant;

     (b)  contract or commitment with any labor union or employee group;

     (c) contract or commitment for the future purchase of, or payment for, raw materials, supplies or products, that individually total $50,000 or more;

     (d) contract or commitment to sell or supply products or to perform services that individually total $50,000 or more without the ability on the part of CORD to increase such price or to cancel the contract or commitment without any liability on the part of CORD;

     (e) contract or commitment continuing over a period of more than six months from the date of this Agreement;

     (f)  representative or sales agency contract or commitment;

     (g) lease under which it is either lessor or lessee (other than the assets leased pursuant to leases listed on Schedule 4.11, there are no other material assets or properties necessary or utilized in the business and operations of CORD that are not owned by CORD);

     (h) bonus, pension, profit sharing, retirement, stock purchase, stock option hospitalization, insurance, vacation pay or any similar plan or practice, including but not limited to any welfare benefit plan as defined in Section 3.1 of the Employee Retirement Income Security Act, formal or informal, in effect with respect to any of CORD's employees or former employees (collectively, the "Plans");

     (i) contract or commitment for the borrowing of money or other agreement or arrangement for a line of credit;

     (j)  contract or commitment for any charitable contribution;

     (k)  contract or commitment for capital expenditures in excess of $50,000;

     (l) contract or commitment for limiting or restraining it from engaging in any lines of business with any person, firm, corporation or any other entity;

     (m)  contract not made in the ordinary course of business; or

     (n)  license agreement.

     Except as stated in Schedule 4.11 hereto and for delays, minor failures to meet specifications or other minor defaults which are normal in the conduct of the business between CORD and other parties to the above contracts, CORD has complied with the provisions thereof, is not in default thereunder, and to the knowledge of the Buechley Stockholders, all other parties to the above contracts have complied with the provisions thereof, are not in default thereunder, and no event has occurred which but for the passage of time or the giving of notice would constitute a default thereunder.

     4.12 ABSENCE OF UNDISCLOSED LIABILITIES. There are no material liabilities or obligations of CORD of any nature whatsoever, whether accrued, absolute, contingent, known or unknown, or otherwise, including, but not limited to, any tax liabilities due or to become due, and no Buechley Stockholder knows of any basis for assertion against CORD of any such liability or obligation except (i) as identified on schedules to this Agreement, (ii) to the extent reflected in the 1998 Balance Sheet and not heretofore paid or discharged and (iii) accounts payable and accrued expenses incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since June 30, 1998.

     4.13 ABSENCE OF DEFAULT. Except as set forth in Schedule 4.13, CORD is not in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any debenture or note, or contained in any conditional sale or equipment trust agreement, or loan or other borrowing agreement to which CORD is a party.

     4.14 EXISTING CONDITION. Except as disclosed in Schedule 4.14 hereto, since June 30, 1998, there has not been (i) any material adverse change in the financial condition or in the operations, business or properties of CORD; (ii) any material damage, destruction or loss, whether or not covered by insurance, affecting the operations, business or properties of CORD; (iii) any declaration, setting aside or payment of any dividend, or any distribution in respect of capital stock of CORD, or any redemption, purchase or other acquisition of any kind of any shares of CORD; (iv) any increase in the compensation payable by CORD to any of its officers, directors or employees;

(v) any change in the terms of any bonus, insurance, pension or other benefit plan for or with any officer, director or employee which increases amounts paid, payable to or to become payable thereunder; or (vi) any complaints or other concerns which have been brought to the attention of the Buechley Stockholders and which relate to CORD's labor relations.

     4.15 VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will violate any agreement to which CORD or the CORD Stockholders are a party or by which it or any of them is bound or any law, order or decree or any provision of the Articles of Incorporation, Charter or Bylaws of CORD. The CORD Stockholders have full legal authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby, and this Agreement constitutes the valid obligation of the CORD Stockholders legally binding upon them in accordance with its terms.

     4.16 RESTRICTIONS. CORD is not subject to any charter or any other corporate restriction or any judgment, order, writ, injunction or decree, which materially and adversely affects or, so far as the Buechley Stockholders can now foresee, may in the future materially and adversely affect, the business, operations prospect, properties, assets, or condition, financial or otherwise, of CORD.

     4.17 COMPLIANCE WITH LAWS. CORD has complied with and is not in default under, or in violation of, any federal, state or local laws, ordinances, rules, regulations or orders (including without limitation any safety, health or trade laws, ordinances, rules, regulations or orders) applicable to the operations, business or properties of CORD which materially and adversely affects or, so far as the Buechley Stockholders can now foresee, may in the future materially affect, the business, operations, prospects, properties or assets or condition, financial or otherwise, of CORD.

     4.18 DISCLOSURE. No representation by CORD or the CORD Stockholders in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein not misleading.

     4.19 TRANSACTIONS WITH AFFILIATES. No director, officer or stockholder of CORD owns or during the last two years has owned, directly or indirectly, or has, or during the last two years has had, an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with CORD except as described in Schedule 4.19 hereto.

     4.20 BANK ACCOUNTS AND OFFICERS. Schedule 4.20 hereto contains a true and correct list of the name and location of each bank in which CORD has an account, each safety deposit box or custody agreement and the names of the persons authorized to draw thereon or to withdraw therefrom, and also sets forth the names of all directors and officers of CORD.

     4.21 ENVIRONMENTAL LIABILITIES. Except as disclosed on Schedule 4.21 attached hereto, in the operation of the business of CORD at any time prior to the Closing Date, including but not limited to the ownership or operation of any real properties, CORD: (a) has not been in material violation of any common law or any federal foreign, state or local laws, regulations, statutes or ordinances relating to personal injury arising out of Hazardous Substances (as such term is hereinafter defined) or protection of the environment (collectively, the "Environmental Laws"); (b) possesses all of the material permits, licenses, approvals and identification numbers required under any Environmental Laws for the operation of each of CORD's offices, manufacturing or warehouse facilities and communication sites (collectively, the "Facilities") in the manner in which any such facility is presently operated;
(c) is in compliance in all material respects with all permits, licenses and approvals required by any of the Environmental Laws for the operation of each of the Facilities in the manner in which each such facility is currently being operate, except for such non-compliance as would not be reasonably expected to lead to imposition of penalties or similar sanctions by regulatory agencies; (d) is not aware of any conditions that will affect the continued validity after the Closing Date of all such permits, licenses and approvals required by any Environmental Laws for the operation of any of the Facilities in the manner in which it is currently being operated; (e) is not aware of the existence of any pending or threatened suits, proceedings, investigations or claims with respect to sites of, or the operations conducted at any of the Facilities relating to the enforcement of any Environmental Laws or to determine the existence of any environmental liabilities; (f) is not aware of the existence of any pending or threatened suits, proceedings or claims by any third parties for damages or injunctive relief arising out of the presence of any emissions, discharges, releases or threatened releases, storage, transportation or the handling of pollutants, contaminants, regulated wastes or hazardous wastes (collectively, the Hazardous Substances) on or off the sites of any of the Facilities allegedly caused, directly or indirectly, by the operations of CORD at any such facility;
(g) is not aware of the existence of any citizen complaint relating to the site of any of the Facilities or the operations of CORD at any such facility; (h) other than normal wear and tear on equipment that may alter its performance, is not aware of any existing circumstances that may interfere with the continued compliance with any existing permit, license or approval required by statute or regulations for the operation of any of the Facilities in the manner in which it is presently operated, except for such non-compliance as would not be reasonably expected to lead to imposition of penalties or similar sanctions by regulatory agencies; (i) is not aware of the occurrence of any spill discharge, deposit or other release of any Hazardous Substances, in excess of reportable quantities under Federal or state environmental laws and which has led or is likely to lead to enforcement actions by governmental agencies, at any of the Facilities caused, directly or indirectly, by CORD; (j) is not aware of any asbestos conditions at any of the Facilities; (k) is not aware of any transformers, fixtures or other electrical equipment containing PCB's installed in, affixed to or located at any of the Facilities; (l) is not aware of any storage tanks for petroleum or hazardous substances located at any of the Facilities, whether above ground, underground or within a structure; (m) is not aware of any current or prior use of the premises of the Facilities which would give rise to liability under any Environmental Laws; and (n) is not aware of any potential liability under any Environmental Laws arising out of any pre-Closing utilization of or operations at any of the Facilities by CORD or other third parties and has not been placed on notice of any claim of any governmental agency or other regulatory body claiming violation of any Environmental Laws or requiring any remediation or cleanup with respect to any of the Facilities or requiring any change in the means or methods of operation of any such facility.

     4.22 CORD'S EMPLOYEES. Schedule 4.22 attached hereto sets forth a list of CORD's employees, their positions and rates of compensation. Except as disclosed on Schedule 4.11 attached hereto, there are no outstanding claims for wages, vacations, or other benefits or compensation of any type or description, whether currently payable or deferred under any defined benefit pension plan, any defined contribution pension plan, any implied or deemed employee benefit or plan, or any welfare plan or otherwise or any other policy, program or practice, whether formal or informal, by any of CORD's employees or any other individuals covered by or eligible under such plans or programs, other than wages that will become due for current pay periods and/or benefits that have accrued through the Closing Date and will become payable in the future. There are no existing or, to the knowledge of the Buechley Stockholders, threatened claims by any of CORD's employees with respect to any applicable Workers' Compensation, worker health or safety, equal employment opportunity or discrimination, wage and hour, wrongful discharge, personnel or other employment related statutes, laws or common law rights of any type or description. Except as disclosed on Schedule
4.11 attached hereto, there is no collective bargaining agreement in existence between CORD and a collective bargaining representative for any of CORD's employees, and during the one (1) year period immediately preceding the date of this Agreement, there has not been any union organizing activities or proceedings involving, or any petitions for election of or demands for recognition by, a labor union or labor organization as the exclusive bargaining agent for any of CORD's employees. CORD had not received notice of any proceeding involving CORD currently pending before the National Labor Relations Board, including but not limited to any wherein a labor organization is seeking representation of any of CORD's employees.

     4.23 EMPLOYEE BENEFIT PLANS.

     (a) Each of the Plans has been administered in compliance with its terms and all filing, reporting, disclosure and other requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the requirements of the Code have been materially satisfied with respect to each of the Plans.

     (b) No "withdrawal liability" (as that term is used in Section 4201 of ERISA) has been or is reasonably expected to be assessed against CORD, nor is CORD otherwise aware of any facts or circumstances that could lead to assessment of withdrawal liability, nor has CORD been notified by any multi-employer plan (as that term is defined in Section 4001(a)(3) or ERISA) that such multi-employer plan is in reorganization or insolvency within the meaning of Section 4241 or
          Section 4245 of ERISA or that such multi-employer plan intends to terminate or has terminated under Section 4041A of ERISA. CORD has not withdrawn, either partially or completely, from any multi-employer plans.

     (c) Neither any of the Plans nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA) in connection with which any of the Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

     (d) CORD is not aware and has received no notice that it has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any of the Plans or with respect to any other employee benefit plan maintained or contributed to by CORD that has been terminated or otherwise discontinued prior to the date of this Agreement. The PBGC has not instituted proceedings to terminate any of the Plans. CORD has not received any notice of and has no knowledge of a "reportable event" (within the meaning of Section 4043(b) of ERISA).

     (e) Full payment has been made of all amounts which CORD is required to pay under the terms of each of the Plans as a contribution to the Plans as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement. None of the Plans nor any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement or the most recent contribution date as required under the terms of any such Plans if later.

     (f) Each of the Plans is in compliance in all material respects with applicable federal, state and local laws, including but not limited to ERISA. Each of the Plans that is intended to be "qualified" has been administered in accordance with the requirements of Section 401(a) of the Code, and a determination letter has been received from the IRS with respect to qualification of such Plans, and no facts or circumstances exist which would adversely affect the qualified status of the Plans.

     4.24 INVESTMENT REPRESENTATIONS. Each CORD Stockholder, by executing this Agreement, represents and warrants to Westower that such CORD Stockholder is acquiring the Westower Stock hereunder for his own account for investment, with no present intention of reselling or otherwise distributing the same, except (i) pursuant to an offering of shares duly registered under the Securities Act of 1933, as amended, (the "Securities Act") or (ii) under other circumstances which in the opinion of counsel acceptable to Westower does not require registration under the Securities Act and applicable state securities laws. Westower agrees that Davis Wright Tremaine LLP is acceptable counsel. Each CORD Stockholder further covenants and represents that none of the Westower Stock that will be issued to him pursuant to this Agreement will be offered, sold, assigned, pledged, transferred, or otherwise disposed of by him except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations thereunder and applicable state securities laws. Until and unless Westower receives the legal opinion referenced above, the CORD Stockholders hereby confer full authority upon Westower to instruct its transfer agent not to transfer any of the Westower Stock. The CORD Stockholders acknowledge that Westower shall place a stop transfer order against the transfer of the Westower Stock owned by them until they deliver the opinion required by this Section. All stock certificates representing the Westower Stock shall be endorsed with the following restrictive legend:

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW BUT HAVE BEEN ACQUIRED FOR THE PRIVATE INVESTMENT OF THE HOLDER HEREOF AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED UNTIL EITHER (i) A REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION AND ITS COUNSEL THAT REGISTRATION UNDER SUCH SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED OFFER, SALE OR TRANSFER.

     4.25 INFORMATION RELATED TO WESTOWER. Each CORD Stockholder is an "accredited investor" as defined in Rule 501 under the Securities Act. Each CORD Stockholder has received and had an opportunity to review Westower's Post-Effective Amendment No. 1 to its Registration Statement on Form SB-2 and Form 8-K/A filed with the SEC on August 7, 1998 and August 15, 1998, respectively (the "Westower SEC Filings"). Each CORD Stockholder acknowledges that Westower has made available to the CORD Stockholders the opportunity to ask questions and receive answers concerning Westower and the Westower Stock and to obtain any additional information which Westower possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of such additional information and/or the Westower SEC Filings. Each CORD Stockholder possesses such knowledge and experience in financial and business matters or has been advised by such persons who do possess such knowledge that he is capable of evaluating the merits and risks of the investment in Westower Stock contemplated by this Agreement.

                             ARTICLE 5.

              REPRESENTATIONS AND WARRANTIES OF WESTOWER AND SUB

     Westower and Sub represent and warrant to the CORD Stockholders that the statements contained in this Section 5 are true and correct:

      5.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. Westower and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Washington and have full corporate power and authority to own their properties and assets and to carry on their business as it has been and is conducted. The execution of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of Westower and Sub and have been duly authorized by all necessary corporate and other action. This Agreement constitutes, and will constitute when delivered in accordance with the terms hereof, a valid obligation of Westower and Sub legally binding upon them in accordance with its terms. The Westower Stock to be delivered to the CORD Stockholders as part of the Merger Consideration when issued and delivered will be validly issued, fully paid and non assessable.

      5.2 FINANCIAL STATEMENTS. The financial statements of Westower contained in the Westower SEC Filing have been prepared in accordance with generally accepted accounting principles and present fairly the financial position of Westower as of the respective balance sheet dates and results of operations and cash flows of Westower for the periods then ended.

      5.3 VALIDITY OF CONTEMPLATED TRANSACTION. Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will violate any agreement to which Westower or Sub is a party or by which either is bound, or any law, order or decree or any provisions of their respective Articles of Incorporation or Bylaws.

      5.4 MATERIAL CHANGES. Except as disclosed in the Westower SEC Filing, there has not been, since May 31, 1998, (i) any event, occurrence or series of events or occurrences that have had, or are reasonably expected to have, a material adverse effect on Westower's business, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of capital stock of Westower, or (iii) any redemption, purchase or other acquisition of any kind of any shares of Westower other than redemption of outstanding warrants.

      5.5 DISCLOSURE. No representation by Westower or Sub in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein not misleading.

                                  ARTICLE 6.

                                   COVENANTS

      6.1 CONDUCT OF BUSINESS PENDING CLOSING. CORD and the CORD Stockholders agree that, pending the Closing and except as otherwise approved by Westower:

      6.2 BUSINESS IN THE ORDINARY COURSE. Except with respect to its arrangements with Reed described on Schedule 4.14, CORD shall refrain from engaging in transactions other than in the ordinary course of business. CORD shall also refrain from entering into any transaction involving a capital expenditure (including any borrowings in connection with such transaction) of more than $10,000 or the disposal of any property or asset (other than inventory in the ordinary course of business) with a value of more than $10,000.

      6.3 ACCOUNTING AND CREDIT CHANGES. CORD shall not make any changes in its accounting procedures and practices or its credit criteria from those in existence at July 1, 1998.

      6.4 CAPITALIZATION, OPTIONS AND DIVIDENDS. CORD shall not amend its Articles of Incorporation and, except for the issuance of 22.38 shares of CORD stock to Mark Reed immediately prior to Closing, it shall not issue or reclassify or alter any shares of outstanding or unissued shares of its capital stock, it shall not grant options, warrants, or other rights of any kind to purchase, or agree to issue any shares of its capital stock; it shall not purchase or redeem or otherwise acquire for a consideration any shares of its capital stock and shall not declare, pay, set aside or make any dividends or other distributions or payments in respect of its capital stock.

      6.5 ENCUMBRANCE OF ASSETS. CORD shall not mortgage, pledge or encumber any of its properties or assets.

      6.6 EMPLOYMENT AGREEMENTS. Except as contemplated by this Agreement, CORD shall refrain from entering into any employment agreements, and shall keep in effect its present salary administration program (including pension plans and other fringe benefits). Notwithstanding the foregoing CORD may continue its process of revising and updating current employment agreements as their terms expire provided that they are on substantially the same terms.

      6.7 REAL PROPERTY ACQUISITIONS, DISPOSITIONS AND LEASES. CORD shall refrain from acquiring or agreeing to acquire, or disposing or agreeing to dispose of, real estate and from entering into or agreeing to enter into leases of real estate or equipment for a period in excess of one year.

      6.8 LITIGATION DURING INTERIM PERIOD. CORD will promptly advise Westower in writing of the commencement or threat against CORD of any claim, litigation, proceeding or tax audit whether or not covered by insurance when the amount claimed is in excess of $ 10,000.

      6.9 ACCESS. Subject to the confidentiality obligations contained in this Agreement, Westower and its officers, attorneys, accountants and representatives shall be permitted to examine the property, books and records of CORD, and its title to any real estate, and such officers, attorneys, accountants and representatives shall be afforded access to such property, books, records and titles, and the Buechley Stockholders will upon request furnish Westower with any information reasonably required in respect to CORD's property, assets, and business and will provide Westower with copies of any contract, document or instrument listed in any Schedule hereto.

     6.10 GOOD WILL. CORD will use its best efforts to preserve the good will of its customers and suppliers and others having business relations with it.

     6.11 EXCLUSIVE RIGHTS TO WESTOWER. The Buechley Stockholders, individually and collectively, will not enter into discussions or negotiations with any other party with a view to (i) the sale of the CORD Stock, (ii) a merger between CORD and another party or, (iii) a sale of all or substantially all of the assets of CORD for a period of 30 days from the date of execution of this Agreement without prior notice to and the consent of Westower.

                                  ARTICLE 7.

                            POST-CLOSING COVENANTS

      7.1 BENEFIT PLANS.

     (a) CORD's current employee benefit plans described in Schedule 4.11 shall be continued by the Sub after the Closing. Westower and Sub shall have the right at any time to modify or terminate any employee benefit plans but, during the Earnout Period, only with the approval of the Buechley Stockholders. Eligible employees of Sub shall be entitled to participate in an employee stock option plan of Westower as it may exist from time to time; provided that the decision whether to have any such plan, the terms of any such plan and the decision to grant options to any particular employees shall be determined solely by Westower. Subject to compliance with applicable securities laws, Westower also agrees to adopt a plan whereby 100 shares of Westower Stock shall be issuable to each CORD employee who completes at least one year of service with Sub.

     (b) Seth Buechley shall have the right to recommend to the committee of Westower's Board of Directors that administers Westower's stock option plan the identities of employees to receive options pursuant to the Westower Corporation 1998 Stock Incentive Compensation Plan or such successor plan as Westower and its stockholders may adopt (the "Plan") and the number of shares to be subject to the options for each such employee, such options to be effective and priced on the date of grant; provided, however, that the total number of options granted pursuant to the terms of this provision will in no event confer on such Sub employees any rights to purchase an aggregate of more than 21,738 shares of Westower common stock, plus, when and if additional shares of Westower Stock are issued in connection with the Earnout, an additional number of shares equal to 10% of the shares issued in the Earnout. Subject to approval by such committee, all options granted to Sub employees will be exercisable within ten (10) years from the date of grant and shall vest as follows: thirty-three percent (33%) of the total shares granted on each of the first and second anniversaries of the Closing Date and thirty-four percent (34%) on the third anniversary of the Closing Date. Subject to approval by such committee, all options granted hereunder shall constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent permitted under the Code and applicable rulings and regulations, or nonqualified stock options, as requested by Seth Buechley.

      7.2 BONUSES. For the 12-month period ended June 30, 1999, an amount equal to 10% of the pre-tax income of Sub (without deduction for any allocation for Westower overhead) may be paid as bonuses to key employees of Sub selected in Seth Buechley's sole discretion. As reflected in Section 2.3 of this Agreement, these bonus payments shall not reduce EBITDA for purposes of calculating the Earnout. Bonus policies in subsequent periods shall be determined by the Board of Directors of Sub.

      7.3 PERSONAL GUARANTEES. Within 30 days after Closing, Westower shall use its reasonable best efforts necessary to cause the release of Mark Buechley and Seth Buechley from personal guarantees issued by them that are disclosed on
Schedule 4.11 to secure loans granted to CORD in the ordinary course of CORD's business. Westower shall retain discretion over the nature of the action to be taken, which may include the granting of replacement security or the refinancing of the loans secured by the guarantees.

      7.4 BOARD POSITION. Promptly after the Closing Date, Westower will take such action as may be necessary to appoint Seth Buechley as a member of the Board of Directors, and Westower will nominate Seth Buechley as a director at its next Annual Meeting of Shareholders, and each subsequent Annual Meeting of Shareholders for so long as he is an employee of Sub and Sub is a subsidiary of Westower.

      7.5 CONTINUING INDEPENDENCE.

     (a) During the Earnout Period, the businesses of Sub will be operated in the ordinary course consistent with the past practice of CORD, and Westower will not take any actions that would materially change the operations of Sub, including any action that would prevent Sub (i) from conducting its business in the ordinary course or (ii) from taking any action necessary to preserve the businesses of Sub, to keep available to Sub its employees or to preserve Sub's relationships with customers, suppliers and others having business with relationships with it.

     (b) In the event that Westower or Sub takes any action or omits to take any action which has a direct, negative impact on the EBITDA of Sub during the Earnout Period, then, in such event, the parties, in good faith, shall make reasonable adjustments in the calculation of the EBITDA as may be necessary to neutralize the impact of any such action or omission. Without limiting the generality of the foregoing, this
          Section 7.5 shall apply if Westower acquires Teletronics and directs to Teletronics work that could normally be performed by CORD and that CORD has the capacity to perform.

     (c) Westower and Sub agree that separate books and records will be kept for Sub during the Earnout Period.

     (d) Westower shall, during the Earnout Period, use its reasonable best efforts to ensure that Sub has working capital sufficient to undertake and complete projects that are normally within the scope of CORD's business and would affect EBITDA. Westower acknowledges that in addition to paying off CORD's outstanding credit line, the Buechley Stockholders anticipate working capital requirements of approximately $2.5 million.

      7.6 REGISTRATION RIGHTS. With respect to the Westower Stock to be delivered to the CORD Stockholders at Closing and as payment for the Earnout, Westower shall grant to the CORD Stockholders piggyback and demand registration rights pursuant to a Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit 7.6.

      7.7 EMPLOYMENT AGREEMENTS. Westower shall cause Sub to enter into Employment Agreements with Mark Buechley and Seth Buechley in substantially the form attached hereto as Exhibit 7.7.

      7.8 COVENANT NOT TO COMPETE.

     (a) Mark Buechley and Seth Buechley agree that for a period of two (2) years from the date of termination of their employment with Sub for any reason, whether with or without cause, neither will, except as expressly permitted hereunder, directly or indirectly (i) operate, develop or own any interest other than the ownership of less than 5% of the equity securities of a publicly traded company in any business engaged in the wireless communications industry or communications tower construction industry (a "Business"); (ii) compete with Westower, Sub or their subsidiaries and affiliates in the operation or development of any Business within North America (Canada, Mexico, and the United States of America); (iii) with the exception of Sub, be employed by any business which owns, manages, or operates a Business;
          (iv) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between Sub, or its subsidiaries or affiliates, and any customer, client, supplier or employee of Sub, or its subsidiaries or affiliates; or (v) solicit any employee of Sub, or its subsidiaries or affiliates, to leave their employment with Sub or its subsidiaries or affiliates, as the case may be, or hire any such employee to work for a Business. Mark Buechley and Seth Buechley shall not be entitled to circumvent the provisions of this Section 7.8 by entering into a relationship with a Business as a consultant, director, advisor, or otherwise, which has the effect of competing with Sub, its affiliates or subsidiaries.

     (b)  If a judicial determination is made that any of the provisions of
          Section 7.8(a) constitute an unreasonable or otherwise unenforceable restriction, such provisions shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the territory or prohibited business activity from the coverage of Section 7.8(a) and to apply the provisions of Section 7.8(a) to the remaining portion of the territory or the remaining business activities not so severed by such judicial authority. The time period during which the prohibitions set forth in Section 7.8(a) shall apply shall be tolled and suspended during all violations of Section 7.8(a).

     (c) The Buechley Stockholders specifically acknowledge and agree that the restrictions set forth in this Section 7.8 are reasonable and necessary to protect the legitimate interests of Westower and Sub and that Westower and Sub would not have undertaken the Merger in the absence of such restrictions. Mark Buechley and Seth Buechley further acknowledge and agree that any violation of the provisions of this
          Section 7.8 will result in irreparable injury to Westower and Sub, that the remedy at law for any violation or threatened violation of such Section will be inadequate and that in the event of any such breach, Westower or Sub, in addition to any other remedies or damages available at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages. The existence of any claim or cause of action on the part of Mark Buechley or Seth Buechley against Westower or Sub, whether arising from this Agreement or otherwise, shall not constitute a defense to the granting or enforcement of this injunctive relief. If Westower or Sub is required to enforce any of its rights under this Agreement, Westower or Sub shall be entitled to recover from Mark Buechley or Seth Buechley, as applicable, all reasonable attorneys' fees, court costs and other expenses incurred by Westower or Sub in connection with the enforcement of those rights.

     (d) The Buechley Stockholders will cooperate fully (including delivery of representation letters in a form customarily required of management) with independent auditors designated by Westower to allow such auditors to audit financial statements of CORD referred to in Section
          4.5 and deliver an opinion thereon as required by the rules and regulations of the SEC.

      7.9 AUTHORIZED CAPITAL STOCK OF WESTOWER. Westower agrees to use all reasonable efforts to amend its Articles of Incorporation to increase the authorized number of shares of common stock of Westower to at least 20,000,000 shares and to submit such an amendment to a vote of its shareholders at the next meeting of shareholders.

                                  ARTICLE 8.

                                INDEMNIFICATION

      8.1 Indemnification by Buechley Stockholders. Subject to the limitations set forth in this Section 8.1, the Buechley Stockholders shall, jointly and severally, indemnify and hold harmless Westower, Sub and their respective officers, directors, agents, employees and affiliates against and in respect of any and all claims, suits, demands, liabilities, damages, losses, costs and expenses arising out of or otherwise in respect of:

     (a) any breach of any representation, warranty or covenant contained in this Agreement or in any certificate or other instrument furnished on behalf of CORD or by the CORD Stockholders, and

     (b) any and all actions, suits, proceedings, audits, judgments, costs and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 8.1;

provided, however, that the Buechley Stockholders shall not be liable to Westower or Sub under this Agreement for any breach of a representation or warranty that was not set forth in a claim (including a contingent claim that sets forth the facts on which a claim may be made in the future to the extent then known) presented in writing to the Buechley Stockholders pursuant to
Section 11.11 within (i) two years after Closing in the case of any representation or warranty except those set forth in Sections 4.2, 4.3, 4.7 and 4.21, (ii) four years in the case of the representations and warranties set forth in Section 4.21, and (iii) the expiration of the applicable statute of limitations in the case of Sections 4.2, 4.3 and 4.7. Notwithstanding anything to the contrary herein, the Buechley Stockholders shall be liable, responsible or obligated to indemnify Westower and Sub for claims for breach of a representation or warranty under this Section 8.1, only if the aggregate amount of such claims exceeds $10,000. The total liability and responsibility of the Buechley Stockholders under this Section 8.1 shall be limited to the aggregate Merger Consideration received by the CORD Stockholders under this Agreement. Payment for indemnification by the Buechley Stockholders may be made in their discretion by cash or the return of Westower Stock. The value of Westower Stock shall be its average closing price per share on the American Stock Exchange or other principal market on which it is traded for the 10 trading days preceding such payment.

      8.2 Indemnification by Westower and Sub. Westower and Sub shall indemnify and hold harmless the Buechley Stockholders against and in respect of any and all liability, damage, loss, cost and expenses arising out of or otherwise in respect of any personal guarantees referred to in Section 7.3 hereof.

      8.3 Indemnification Procedure. Promptly after the receipt by any party hereto of notice of any claim or the commencement of any action or proceeding by any third party, such party will, if a claim with respect thereto is to be made against any party obligated to provide indemnification (the "Indemnifying Party") pursuant to Section 8.1 or 8.2, give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such Indemnifying Party shall have the right, at its option and upon posting a bond or other security equal to such claims, to compromise or defend, at its own expense and by its counsel, any matter involving the asserted liability of the party seeking such indemnification. Such notice, and opportunity to defend, shall be a condition precedent to any liability of the Indemnifying Party under the indemnification agreements contained in this Article 8. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the party seeking indemnification of its intention to do so, and the party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against any such asserted liability. In any event, the indemnified party shall have the right at its own expense to participate in the defense of such asserted liability.

                                  ARTICLE 9.

           CONDITIONS PRECEDENT TO WESTOWER'S AND SUB'S OBLIGATIONS

      All obligations of Westower and Sub under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

      9.1 REPRESENTATIONS AND WARRANTIES. The CORD Stockholders' representations and warranties contained in this Agreement or in any Schedule, list, certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though made at and as of such time (except to the extent that they are stated therein to be true as of some other date) and the CORD Stockholders shall have delivered to Westower and Sub a certificate dated the Closing Date and signed by them to such effect.

      9.2 COMPLIANCE WITH AGREEMENTS. The CORD Stockholders and CORD shall have complied with all agreements and conditions required by this Agreement to be performed by them prior to or at the Closing, and the CORD Stockholders shall have delivered to Westower and Sub a certificate dated the Closing Date and signed by them to such effect.

      9.3 OPINION OF COUNSEL. The CORD Stockholders shall have delivered to Westower and Sub an opinion of their counsel Davis Wright Tremaine LLP, dated as of the Closing Date and in form and substance satisfactory to Westower and based, as to factual matters, on certificates of CORD Stockholders to the effect that:

     (a) Each of the CORD Stockholders is the lawful owner of record and beneficially of all the number of shares of CORD Stock set forth in the recitals of this Agreement, free and clear of any liens and encumbrances, equities and claims.

     (b) This Agreement constitutes the valid obligations of the CORD Stockholders legally binding upon them in accordance with its terms, and upon filing of Articles of Merger as set forth in this Agreement, CORD will be merged with and into Sub as provided in this Agreement.

     (c) To the knowledge of such counsel, CORD is not a party to, or bound by any written or oral contract or agreement which grants to any person an option or right of first refusal or other right to acquire at any time, or upon the happening of any stated events, shares of the capital stock of CORD.

     (d) CORD's authorized capital stock consists of 1,000,000 shares of common stock, $1.00 par value, of which 895.38 shares are validly issued, outstanding, fully paid and non-assessable as of Closing.

     (e) CORD is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power to perform its business as presently conducted and to own and lease the properties used in connection therewith. CORD is duly qualified to do business and is in good standing in all jurisdictions specified in this Agreement.

     (f) The consummation of the transactions contemplated by this Agreement will not result in a breach of any term of or constitute a default under the Articles of Incorporation or Bylaws of CORD, or, to the knowledge of such counsel, any indenture, agreement, instrument or understanding known to such counsel to which CORD or the CORD Stockholders are a party or by which it or any of them is bound.

     (g) CORD has good and marketable title to the properties described in the 1998 Balance Sheet subject to no liens or other encumbrances except those listed in phrases (i)-(iii) of said Subsection 4.6 and Schedule
          4.6. The opinion required by this Subsection shall be based solely upon matters which have come to such counsel's attention and which are contained in any judgment, federal tax lien or financing statement searches in respect of CORD.

      9.4 MATERIAL DAMAGE. The business and properties of CORD, taken as a whole, shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.

      9.5 EMPLOYMENT AGREEMENTS. The Employment Agreements with those persons referred to in Section 7.7 shall have been executed and delivered.

                                  ARTICLE 10.

            CONDITIONS PRECEDENT TO CORD STOCKHOLDERS' OBLIGATIONS

     All obligations of the CORD Stockholders under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

     10.1 REPRESENTATIONS AND WARRANTIES. Westower's and Sub's representations and warranties contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the time of Closing as though made at and as of such time (except to the extent that they are stated therein to be true as of some other date) and Westower and

Sub shall have delivered to the CORD Stockholders a certificate dated as of Closing and signed by its Chief Executive Officer or Chief Operating Officer to such effect.

     10.2 COMPLIANCE WITH AGREEMENTS. Westower and Sub shall have performed and complied with all agreements and conditions required by this Agreement to be performed by it prior to or at the Closing, and shall have delivered to the CORD Stockholders a certificate dated as of Closing and signed by its Chief Executive Officer or Chief Operating Officer to such effect.

     10.3 MATERIAL DAMAGE. The business and properties of Westower and its subsidiaries then as a whole shall not have been and shall not be threatened to be, affected in any way materially adverse to its subsidiaries taken as a whole as a result of fire, explosion, earthquake, disaster, accident, labor dispute, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.

     10.4 EMPLOYMENT AGREEMENTS. The employment agreements with those persons referred to in Section 7.7 shall have been executed and delivered.

                                  ARTICLE 11.

                                 MISCELLANEOUS

     11.1 BROKER AND FINDER'S FEES. Except for the engagement of JMW Capital, which has been disclosed to Westower, the CORD Stockholders represent and warrant to Westower and Sub that they have not engaged or dealt with any broker for a fee or commission in respect to the execution of this Agreement or the consummation of the transactions contemplated hereby. The fees and expenses of JMW Capital shall be solely the obligation of and shall be paid by the CORD Stockholders. Westower and Sub represent and warrant to the CORD Stockholders and CORD that neither they nor any corporate affiliate has engaged or dealt with any broker or other person who may be entitled to any brokerage fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. Each of the parties hereto shall indemnify and hold the others harmless against any and all claims, losses, liabilities or expenses which may be asserted against such other parties as a result of such first mentioned party's dealings, arrangements or agreements with any such broker or person.

     11.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and agreements, made by Westower, Sub and the CORD Stockholders in this Agreement or pursuant hereto shall survive the Closing and continue in full force and effect for a period of two years, except that the representations and warranties of the CORD Stockholders contained in Sections 4.2, 4.3 and 4.7 will survive the Closing until the expiration of applicable statute of limitations and the representations and warranties of CORD and the CORD Stockholders contained in Section 4.21 will survive the Closing and continue in full force and effect for four years after Closing. Notwithstanding any investigations or audit conducted before or after Closing, the parties shall be entitled to rely upon the representations and warranties set forth in this Agreement.

     11.3 EXPENSES. The CORD Stockholders and CORD shall bear their own expenses, and Westower and Sub shall bear their expenses, in connection with the transactions contemplated hereby; provided, however, the fees and expenses of
                                  --------  -------
Davis, Wright & Tremaine LLP shall be borne by the CORD Stockholders to the extent that they exceed $40,000.

     11.4 ANNOUNCEMENTS. All parties shall cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers and suppliers.

     11.5 FURTHER ACTIONS AND ASSURANCES. Westower, Sub, CORD and the CORD Stockholders will execute and deliver any and all documents, and will cause any and all other action to be taken, either before or after Closing, which may be necessary or proper to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

     11.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which is an original and the CORD Stockholders may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     11.7 CONTENTS OF AGREEMENT; PARTIES IN INTEREST. This Agreement sets forth the entire understanding of the parties. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and assigns of the CORD Stockholders, Westower and Sub.

     11.8 WASHINGTON LAW TO GOVERN. This Agreement shall be construed and enforced in accordance with the laws of the State of Washington.

     11.9 SECTION HEADINGS AND GENDER. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict the terms or provisions hereof. The use of the masculine pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.

    11.10 SCHEDULES. All Schedules referred to in this Agreement are intended to be and are hereby specifically made a part of this Agreement.

    11.11 NOTICES. All notices, requests and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, postage prepaid, or by facsimile followed by an original signed copy, as follows: (or to such other addresses as shall be set forth in a notice given in the same manner):

          If to Westower or Sub:                Westower Corporation
                                                7001 NE 40th Avenue
                                                Vancouver, Washington 98661
                                                Facsimile No. (360) 750-9354

          With Copy to:                         Peter S. Sartorius Esq.
                                                Morgan, Lewis & Bockius LLP
                                                2000 One Logan Square
                                                Philadelphia, PA 19103

          If to CORD:                           c/o Seth Buechley
                                                7160 Fir Loop, Suite 102
                                                Portland, OR 97223
                                                Facsimile No. (503) 598-0700

          If to CORD Stockholders:              Seth Buechley
                                                17620 SW Chippewa Trail
                                                Tualatin, OR 97062

                                                Mark Buechley
                                                P.O. Box 394
                                                Glide, OR 97443

                                                Mark Reed
                                                4185 Rosepark Drive
                                                West Lim, OR 97068

          If to CORD or CORD Stockholders
          With Copy to:                         Coni S. Rathbone, Esq.
                                                Davis Wright Tremaine LLP
                                                Suite 2300
                                                1300 S.W. Fifth Avenue
                                                Portland, OR 97201

    11.12 Confidential Information. Westower and its corporate affiliates and its representatives agree to hold in confidence any information not generally available to the public received by them from CORD or the CORD Stockholders pursuant to the terms of this Agreement. Similarly, CORD and the CORD Stockholders and their representatives agree to hold in confidence any information not generally available to the public received by them from Westower. If this Agreement is terminated for any reason, each of the parties and their corporate affiliates and representatives will continue to hold such information in confidence and will, to the extent requested by the other party, promptly return all written materials furnished pursuant hereto. Neither party to this Agreement shall use information received from the other for any purpose other than evaluating the merits and risks of the transaction contemplated by this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                                    Westower Corporation


                                    By: /s/ Calvin J. Payne
                                       -----------------------------------------
                                       Calvin J. Payne, Chairman


                                    CORD Acquisition Co.


                                    By: /s/ Calvin J. Payne
                                       -----------------------------------------
                                        Title: President


                                    CORD Communications, Incorporated


                                    By: /s/ Seth Buechley
                                       -----------------------------------------
                                       Seth Buechley, Vice President


                                    CORD STOCKHOLDERS:


                                    /s/ Seth Buechley
                                    --------------------------------------------
                                                  Seth Buechley


                                    /s/ Mark Reed
                                    --------------------------------------------
                                                  Mark Reed


                                    /s/ Mark Buechley
                                    --------------------------------------------
                                                  Mark Buechley

                        List of Schedules and Exhibits
                        ------------------------------

Schedule 4.6        Encumbrances

Schedule 4.7        CORD's Deferred Tax Liability

Schedule 4.8        Litigation and Labor Matters - Exceptions

Schedule 4.9        Insurance

Schedule 4.10       Intellectual Property

Schedule 4.11       Contracts and Commitments

Schedule 4.13       Absence of Default

Schedule 4.14       Existing Condition Exceptions

Schedule 4.19       Transactions with Affiliates

Schedule 4.20       Bank Accounts and Officers Information

Schedule 4.21       Environmental Liabilities

Schedule 4.22       Employees, Positions and Compensation

                                                                     Exhibit 1.1

                          Form of Articles of Merger


                              ARTICLES OF MERGER
                                      OF
                       CORD COMMUNICATIONS, INCORPORATED
                          (A CALIFORNIA CORPORATION)
                                     INTO
                             CORD ACQUISITION CO.
                          (A WASHINGTON CORPORATION)


          Pursuant to the provisions of the RCW (S)23B.11.050 of the Washington Business Corporation Act, the undersigned corporations do hereby make and execute these Articles of Merger for the purpose of merging Cord Communications Incorporated, a California corporation, into Cord Acquisition Co., a Washington corporation (the "Merger").

A.   The  Plan of Merger is as follows:

     1.   The Merger.  The name of each corporation to be merged is Cord
          ----------
Communications Incorporated, a California corporation ("Cord"), and Cord Acquisition Co., a Washington corporation ("Sub"). The name of the surviving corporation shall be changed to Cord Communications, Inc.

     2.   Conversion and Exchange of Stock.
          --------------------------------

          (a)  Merger Terms.  In the Merger, each outstanding share of common
               ------------
     stock of Cord (the "Cord Stock") shall be converted into and become the right to receive: (a) $5,584.22 in cash; plus (b) 242.79 shares of common stock, $.01 par value, of Westower Corporation, a Washington corporation (the "Westower Stock"); plus (c) up to 388.47 shares of Westower Stock pursuant to the terms of the earnout formula contained in Section 2.3 of the Agreement and Plan of Merger dated as of August 31, 1998 (the "Merger Agreement") among Cord, Mark Buechley, Seth Buechley, Mark Reed, Sub and Westower (collectively, the "Merger Consideration").

          (b)  Stock Portion of Merger Consideration.  For purposes of
               -------------------------------------
     calculating the number of shares of Westower Stock to be delivered for each share of Cord Stock, the Westower Stock has been valued at $23.00 per share, which was the price on the date the terms of the Merger were agreed to by the parties. No fractional shares of Westower Stock will be issued. The number of shares to be issued to any Cord Stockholder will be rounded downward to the nearest whole share and cash will be paid in lieu of any fraction at the rate of $23.00 per share.

          (c)  Earnout.
               -------

               (1) Within 15 days after EBITDA (hereinafter defined) is determined, Sub and Westower shall deliver to each of Mark Buechley, Seth Buechley and Mark Reed (collectively, the "Cord Stockholders") the portion of the Merger Consideration deliverable pursuant to
          Section 2.1(c) of the Merger Agreement (the "Earnout"). The Earnout shall be, for each share of Cord Stock, a number of shares of Westower Stock equal to the product of .00025902 multiplied by EBITDA for the period from September 1, 1998 through August 31, 1999 (the "Earnout Period"), subject to the limitation that in no event shall the Earnout for each share of Cord Stock exceed 388.47 shares of Westower Stock; provided, however, that in the event that the authorized number of
          --------  -------
          shares of Westower Stock is not increased as contemplated by Section
          7.9 of the Merger Agreement, Westower may at its option replace up to
          194.23 shares of Westower Stock with cash at the rate of $23.00 per share of Westower Stock. The term "EBITDA" shall mean the net income of Cord (for the portion of the Earnout Period prior to the Merger) and Sub (for the portion of the Earnout Period after the Merger), determined in accordance with generally accepted accounting principles, as utilized by Cord for its fiscal year ended June 30, 1998, consistently applied, plus, to the extent deducted in determining net income, interest, income taxes, depreciation and amortization. In addition, for purposes of the Merger Agreement, (i) EBITDA of the Sub shall be computed without giving effect to the Merger and any accounting adjustments caused thereby and any expenses as a result of the Merger will be excluded (including audit expenses to the extent increased above normal audit expenses); (ii) EBITDA shall not be reduced by bonuses paid to Sub employees as set forth in
          Section 7.2 of the Merger Agreement; (iii) EBITDA shall not be reduced for severance payments made by Cord or Sub to Reed pursuant to Reed's post-Closing severance agreement as set forth in Disclosure Schedule
          4.14 of the Merger Agreement; (iv) EBITDA shall not be reduced by Westower for overhead costs attributable to Westower incurred by Sub;
          (v) all transactions between Cord and Sub and Westower and its subsidiaries and affiliates shall be adjusted to an arm's-length price for sales or leases of property or provision of services to the extent that the price paid is less than the price that would otherwise be charged by or to Cord in a transaction with an independent third party; and (vi) extraordinary and nonrecurring gains (including tax refunds) and extraordinary and nonrecurring losses not related to operations shall be excluded; provided that gains and losses from projects of the nature associated with Cord's core business shall not be considered nonrecurring.

               (2) Westower will determine the Earnout within forty-five (45) days following the last day of the Earnout Period and deliver prompt notice of such amount to the Cord Stockholders (the "Earnout Notice") with supporting documentation. The Cord Stockholders shall have the right to inspect, audit and make extracts from all of the records, files and books of account of Westower relating to the Earnout for purposes of verifying the amount of the Earnout at reasonable times during business hours, upon advance notice to Westower.

               (3) The Cord Stockholders shall have thirty (30) days from the receipt of the Earnout Notice to notify Westower if they dispute the amount of the Earnout. If Westower has not received notice of any such dispute within such 30-day period, the Earnout shall be final. If, however, Cord Stockholders have delivered notice of such a dispute to Westower within such 30-day period, then Westower's independent accountants shall select a mutually agreeable partner at an independent accounting firm that has not represented any of the parties hereto within a period of two (2) years and is one of the five largest accounting firms in the United States (the "New Accounting Firm") to review the Earnout, the books of Sub and the Earnout Notice to determine the amount, if any, that the Earnout is in error. The New Accounting Firm shall make its determination of the Earnout (the "Revised Earnout") within thirty (30) days of its selection. The Revised Earnout shall be final and binding on the parties hereto, and, upon such determination, the Earnout shall be adjusted accordingly. The costs of the New Accounting Firm shall be borne by Westower if the Revised Earnout is higher than the Earnout as originally calculated and by the Cord Stockholders in all other cases.

               (4) If, on or prior to the date the Earnout is paid, Westower should split or combine the Westower Stock, or pay a stock dividend or other stock distribution in Westower Stock or any other security, or otherwise change the Westower Stock into other securities, or make any dividend or distribution on the Westower Stock, then the number of shares of Westower Stock issuable as payment of the Earnout will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

               (5) All actions and determinations by the Cord Stockholders with respect to the Earnout shall be taken and made by Mark Buechley as representative of the Cord Stockholders, or, in the event of his death or disability, Seth Buechley.

     3.   Articles of Incorporation.  The Articles of Incorporation of Sub in
          -------------------------
effect immediately prior to the Merger shall be amended to change the name of the corporation in Article 1 thereof to "Cord Communications, Inc.," and, as so amended, shall be the Articles of Incorporation of the surviving corporation until amended in accordance with applicable law.

     4.   Bylaws.  The Bylaws of Sub in effect immediately prior to the Merger
          ------
shall be the Bylaws of the surviving corporation until amended in accordance with applicable law.

     5.   Directors and Officers.  The Board of Directors of the surviving
          ----------------------
corporation shall initially consist of Seth Buechley, Mark Buechley, Mike McWhirter, Calvin J. Payne, S. Roy Jeffrey, Peter Lucas and Mike Carr, who shall hold office in each case until their successors are elected and qualified. The initial officers of the surviving corporation shall be:

               Mark Buechley      President
               Seth Buechley      Vice President
               Peter Lucas        Vice President, Treasurer and
                                  Secretary

Each officer shall hold office in accordance with the Bylaws of the surviving corporation.

B. The Effective Time of the Merger shall be the date on which these Articles of Merger are filed with the Secretary of State for the State of Washington.

C. The Plan of Merger was not required to be adopted by the shareholders of Sub. The Plan of Merger was adopted by the Cord stockholders on August 31, 1998.


                           [Execution Page Follows]

Dated: August 31, 1998                  CORD COMMUNICATIONS, INCORPORATED


                                        By:_____________________________________
                                           Seth Buechley
                                           Vice President


                                        CORD ACQUISITION, CO.


                                        By:_____________________________________
                                           Calvin J. Payne
                                           President

                                                                     Exhibit 7.6

                     Form of Registration Rights Agreement


          See Exhibit 2.2 of the Company's Current Report on Form 8-K

                                                                     Exhibit 7.7

                         Form of Employment Agreements


     See Exhibits 2.3 and 2.4 of the Company's Current Report on Form 8-K